------                                     -------------------------------------
FORM 5                                                 OMB APPROVAL
------                                     -------------------------------------
[ ] Check this box if no longer            OMB Number                  3235-0362
    subject to Section 16. Form 4          Expires:            December 31, 2001
    or Form 5 obligations may continue.    Estimated average burden
    See Instruction 1(b).                   hours per response.............. 1.0
[ ] Form 3 Holdings Reported               -------------------------------------
[X] Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
================================================================================
1.  Name and Address of Reporting Person*

    Lee            Hui
--------------------------------------------------------------------------------
    (Last)         (First)       (Middle)

    1600 California Circle
--------------------------------------------------------------------------------
    (Street)

    Milpitas        CA            95035
--------------------------------------------------------------------------------
    (City         (State)         (Zip)
================================================================================
2.  Issuer Name and Ticker or Trading Symbol

    Pacific Magtron International Corp. (PMIC)
================================================================================
3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


================================================================================
4.  Statement for Month/Year

    May 2001
================================================================================
5.  If Amendment, Date of Original
    (Month/Year)

================================================================================
6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [X] Director                          [X] 10% Owner
    [X] Officer (give title below)        [ ] Other (specify below)

    Executive Vice President
    --------------------------------
================================================================================
7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
================================================================================

=================================================================================================================
                    TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
=================================================================================================================
1.Title of Security  2.Trans-  3.Trans-   4.Securities Acquired (A)   5.Amount of        6.Owner-    7.Nature of
  (Instr. 3)           action    action     or Disposed of (D)          Securities Ben-    ship        Indirect
                       Date      Code       (Instr. 3, 4 and 5)         eficially Owned    Form: Di-   Beneficial
                       (Month/   (Instr.8)  ------------------------    at end of          rect (D)    Ownership
                       Day/                           (A) or            Issuer's Fiscal    or Indi-    (Instr. 4)
                       Year)                Amount    (D)      Price    Year (Instr. 3               rect (I)
                                                                        and 4)   (Instr. 4)
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

=================================================================================================================
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
=================================================================================================
          Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                 (e.g., puts, calls, warrants, options, convertible securities)
=================================================================================================================
1.Title of Derivative Security          2.Conver-       3.Trans-       4.Transac-       5.Number of Deriva-
  (Instr. 3)                              sion or         action         tion             tive Securities
                                          Exer-           Date           Code             Acquired (A) or
                                          cise            (Month/        (Instr.8)        Disposed of (D)
                                          Price of        Day/                            (Instr. 3,4, and 5)
                                          Deriva-         Year)
                                          tive Se-                                        -------------------
                                          curity                                           (A)         (D)
-----------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)               $.97            5/4/01         A4               103,092
-----------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)               $.88            5/4/01         A4               146,908
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
=================================================================================================================
6.Date Exercis-       7.Title and Amount of       8.Price        9.Number         10.Owner-       11.Nature
  able and Expi-        Underlying Securities       of             of De-            ship of         of Indi-
  ration Date           (Instr. 3 and 4)            De-            rivative          Deriva-         rect Ben-
  (Month/Day/                                       riva-          Securi-           tive Se-        eficial
   Year)                                            tive           ties Ben-         curity:         Owner-
--------------------    ----------------------      Secu-          eficially         Direct          ship
 Date        Expira-                  Amount or     rity           Owned at          (D) or          (Instr.4)
 Exer-       tion                     Number of     (Instr. 5)     End of Year       Indirect
 cisable     Date        Title        Shares                       Year(Instr.4)     (I)(Instr.4)
-----------------------------------------------------------------------------------------------------------------
 5/4/01      5/3/06    Common Stock   103,092                                           D
-----------------------------------------------------------------------------------------------------------------
 5/4/01      5/3/06    Common Stock   146,908                                           D
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
=================================================================================================================

Explanation of Responses:


                           /s/ Hui Lee                         February 14, 2002
                           -------------------------------     -----------------
                           **Signature of Reporting Person            Date
**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).